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            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in this Post-Effective Amendment No. 16/Amendment No. 16 to the Registration Statement No. 333-00165/811-07487 on Form N-4 of our report dated March 19, 2007, relating to the financial statements of MetLife of CT Separate Account QP for Variable Annuities (formerly, Travelers Separate Account QP for Variable Annuities) appearing in the Statement of Additional Information, and to the use of our report dated March 30, 2007 (October 30, 2007 as to Note 20) on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut ("the Company") (formerly known as "The Travelers Insurance Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Transfer Agreement entered into on October 11, 2006 between the Company and MetLife Investors Group, Inc.) appearing in the Statement of Additional Information Supplement, which are part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which is incorporated by reference to such Registration Statement.


/s/DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
October 31, 2007